Exhibit 20.2

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited — in Thousands, Except Per Share Data)

	Three Months Ended				Nine Months Ended
	September 30,		Variance		September 30,		Variance

Operations	2003	2002	Amount	Percent	2003	2002	Amount	Percent

Revenue	$580,200	$583,728	$(3,528)	(0.6)	$1,351,765	$1,311,883	$39,882	3.0
Gross profit	$82,059	$77,221	$4,838	6.3	$168,259	$167,992	$267	0.2
Gross profit as a percent of revenue	14.1%	13.2%	0.9%	—	12.4%	12.8%	(0.4%)	—
General and administrative expenses	$42,533	$40,182	$2,351	5.9	$115,478	$106,168	$9,310	8.8
G&A expenses as a percent of revenue	7.3%	6.9%	0.4%	—	8.5%	8.1%	0.4%	—
Other income (expense) Interest income	$1,145	$2,122	$(977)	(46.0)	$4,633	$6,014	$(1,381)	(23.0)
Interest expense	$(1,939)	$(2,527)	$588	23.3	$(6,577)	$(6,703)	$126	1.9
Gain on sales of property and equipment	$3,018	$939	$2,079	221.4	$3,546	$1,570	$1,976	125.9
Other, net	$49	$1,118	$(1,069)	(95.6)	$20,452	$1,077	$19,375	1799.0

Total other income	$2,273	$1,652	$621	37.6	$22,054	$1,958	$20,096	1026.4

Income before provision for income taxes and minority interest	$41,799	$38,691	$3,108	8.0	$74,835	$63,782	$11,053	17.3
Minority interest	$(834)	$(1,927)	$1,093	56.7	$(1,099)	$(2,694)	$1,595	59.2

Net income	$25,834	$23,069	$2,765	12.0	$46,646	$37,984	$8,662	22.8

Net income per share:
Basic	$0.64	$0.57	$0.07	12.3	$1.16	$0.95	$0.21	22.1
Diluted	$0.63	$0.57	$0.06	10.5	$1.14	$0.94	$0.20	21.3
Weighted average shares of common stock:
Basic	40,217	40,188	29	0.1	40,160	40,039	121	0.3
Diluted	40,908	40,788	120	0.3	40,741	40,615	126	0.3

			Variance		September 30,		Variance
	September 30,	Dec. 31,
Financial Position	2003	2002	Amount	Percent	2003	2002	Amount	Percent

Working capital	$238,158	$220,396	$17,762	8.1	$238,158	$223,443	$14,715	6.6
Current ratio	1.59	1.67	(0.08)	(4.8)	1.59	1.54	0.05	3.2
Long-term debt	$127,473	$132,380	$(4,907)	(3.7)	$127,473	$131,264	$(3,791)	(2.9)
Total liabilities to equity ratio	1.22	1.16	0.06	5.2	1.22	1.37	(0.15)	(10.9)
Stockholders’ equity	$493,024	$454,869	$38,155	8.4	$493,024	$446,587	$46,437	10.4
Total assets	$1,094,794	$983,819	$110,975	11.3	$1,094,794	$1,056,977	$37,817	3.6
Book value per common share	$11.87	$11.03	$0.84	7.6	$11.87	$10.79	$1.08	10.0
Backlog	$1,900,115	$1,856,451	$43,664	2.4	$1,900,115	$1,743,502	$156,613	9.0